EXHIBIT 10.50
April 24, 1995



Mr. C. Robert Campbell
4225 Santa Maria Street
Coral Gables, FL  33146

Dear Bob:

We are delighted that you have accepted our offer to join Flagstar as its Executive Vice President and Chief Financial Officer. This letter outlines the terms of our offer.

BASE SALARY

Your annual base salary will be $325,000.00, to be paid monthly (on the 18th of each month, or the nearest Thursday preceding the 18th, via direct deposit).

START DATE

You will report to work on May 1, 1995.

SIGN-ON BONUS

To assist you with your transition to Flagstar, and in recognition of certain rights and benefits you may be forfeiting by accepting our offer of employment, you will receive a signing bonus of $100,000.00. One-half of this amount ($50,000.00) will be paid to you as soon as practicable after you join us. The remainder will be paid to you in January, 1996. Applicable income and FICA taxes will be withheld from both payments. Should you leave the Company voluntarily within 12 months following your starting date, you agree to reimburse the Company the full $100,000.00 amount.

ANNUAL INCENTIVE

You will participate in our annual Senior Management Incentive Plan. For 1995, your target incentive will be 75% of your base salary. Payouts are dependent upon the achievement of predetermined goals, which are established annually.

For 1995, we will guarantee payment of at least 50% of your target bonus ($121,875.00). This will be paid to you, less withholding for applicable income and FICA taxes, no later than February 28, 1996.


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Mr. C. Robert Campbell
April 24, 1995
Page 2


STOCK OPTIONS

We will recommend to the Compensation and Benefits Committee of the Board of Directors that you be granted the option to purchase 100,000 shares of Flagstar common stock at the stock's closing price on your starting date. These options will have a 10-year term and will vest as follows: 50% after 2 years; 75% after 3 years; and 100% after 4 years. These non-qualified options will be subject to other terms and conditions of the Company's Stock Option Plan, a copy of which is enclosed.

BENEFITS

You will be eligible to enroll in our group benefits program (medical, dental, vision, group term life, LTD, etc.) with coverage effective June 1, 1995. Enclosed is more information about the options available under the program. In addition, effective on the next entry date (January 1, 1996) you will be eligible to participate in Flagstar's Deferred Compensation Plan, a non-qualified, matched pre-tax deferral plan. Information about that program is also enclosed. Finally, you will be eligible to participate in the Flagstar Pension Plan.


RELOCATION

We offer a comprehensive relocation program per the materials that you have received (Plan 1). The program includes a buy-out option at the average of two independent appraisals. (You may select from a list of approved appraisers.)

In addition to this relocation program, you will receive a relocation supplement of $100,000.00 (grossed-up for federal and state income taxes). This will be paid to you as soon as practical after you join us.

If you voluntarily leave the Company before May 1, 1996 you agree to repay to the Company in full all relocation costs and expenses.


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Mr. C. Robert Campbell
April 24, 1995
Page 3

SEVERANCE AGREEMENT

You will be entitled to a lump sum payment equal to 200% of your then existing annual base salary, plus 75% of your existing base salary or target bonus, whichever is greater (less required withholding for income and FICA taxes) in the event you are involuntarily terminated for any reason other than fraud or illegal acts, or in the event that as a result of any actions taken by the Company, you no longer have the title or responsibility of CFO of Flagstar, or in the event your base salary is reduced.

The payment of any severance benefit to you under this letter agreement is conditioned upon your signing a release of claims against Flagstar and its affiliates in a form satisfactory to Flagstar, and any such payment under this agreement will be in lieu of any other severance plan or practice of the Company.

Bob, we are very pleased to offer you this position and are delighted you have decided to become part of our team.

If you are in agreement with these terms, please sign one copy of this letter and return it to me.

Very truly yours,


/s/ Edna K. Morris
Edna K. Morris
Executive Vice President
Human Resources and Corporate Affairs

Enclosures

cc: Stephen Wood
    Rhonda Parish

AGREED AND ACCEPTED:

/s/ C. Robert Campbell
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   C. Robert Campbell                          Date